Exhibit 5.1

KPMG LLP

Tour KPMG, Suite 1500

600 de Maisonneuve Blvd. West

Montréal (Québec) H3A 0A3

Tel. 514-840-2100

Fax. 514-840-2187

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Theratechnologies Inc.

We consent to the use of our report dated February 20, 2019 on the consolidated financial statements of Theratechnologies Inc., which comprise the consolidated statements of financial position as at November 30, 2018 and November 30, 2017, the consolidated statements of comprehensive loss, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, incorporated herein by reference and to the reference to our firm under the heading “Interest of Experts” in the prospectus.

November 15, 2019

Montreal, Canada

*CPA auditor, CA, public accountancy permit No. A110592

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.